Exhibit 99.1

Contacts:	Rick Berry, Chief Financial Officer
Sanders Morris Harris Group Inc.
713-993-4614

Ken Dennard / kdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E
FOR IMMEDIATE RELEASE	713-529-6600

SANDERS MORRIS HARRIS GROUP REPORTS

RECORD SECOND QUARTER NET $0.19 PER SHARE

HOUSTON — AUGUST 12, 2003 — Sanders Morris Harris Group Inc. (NASDAQ: SMHG), the largest investment banking firm headquartered in the Southwest, reported fully diluted earnings of $0.19 per share for the second quarter of 2003, a record for the Company, compared to $0.07 a year ago.  Revenues were $27.6 million, up from $19.2 million in the year ago period, an increase of 44%.  The Company had net income of $3.4 million in the quarter compared to $1.1 million in the same three months of 2002.

Operating income (income before taxes, minority interests, changes in equity-method investments and unrealized trading gains and losses) in the 2003 quarter was $3.8 million, up 65% from $2.3 million in the prior year.

“Good results in each of our business units fueled the improvement in our operating results,” stated Ben T. Morris, chief executive officer of Sanders Morris Harris Group.  “Contributing to that improvement, we consummated several significant investment banking transactions, both public and private, which were indicative of a healthier financing climate.  Net income grew more than operating earnings as a result of increased values of the Company’s private equity funds and higher market prices for its long-term investment positions,” he added.

For the six months ended June 30, 2003, the Company earned $4.6 million, or $0.26 per diluted share, on revenues of $48.6 million.  During the first six months of 2002, the Company earned $3.1 million, or $0.18 per diluted share, on revenues of $40.0 million.  Better results in the investment banking, asset management and institutional sales divisions were the prime contributors.

The Company maintained a very strong balance sheet, with no funded debt and $34.4 million of cash.

OUTLOOK

Sanders Morris Harris Group reiterated its operating income guidance of $8 million to $12 million for the full year.  Its operating income for the first six months of 2003 was $5.2 million.  Given the sensitivity of the Company’s net income to the market value of the Company’s security positions and the volatility in the securities market, net income guidance for the full year is not practical.

DIVIDEND

The Company declared its regular quarterly dividend of $0.03 a share, payable October 16, 2003 to holders of record on October 1, 2003.

Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas that provides investment banking services and manages over $5.2 billion in client assets.  Its operating entities are Sanders Morris Harris, Pinnacle Management & Trust Co., Salient Partners, SMH Capital Advisors, Inc. and Kissinger Financial Services.  Additional information is available at www.smhg.net.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the Company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the Company’s service.  The Company does not undertake any obligation to update or revise any forward-looking statement.

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SANDERS MORRIS HARRIS GROUP INC. Selected Condensed Operating Information and Balance Sheet Data (unaudited) (in thousands, except share and per share amounts)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Net income calculation:
Revenues	$48,550	$40,032	$27,619	$19,209
Expenses	43,601	35,924	23,819	17,625
Net	4,949	4,108	3,800	1,584
Equity in income of limited partnerships	2,853	817	1,985	193
Minority interests	(24)	(23)	(25)	(7)
Income before income tax	7,778	4,902	5,760	1,770
Provision for income tax	(3,194)	(1,832)	(2,365)	(670)
Net income	$4,584	$3,070	$3,395	$1,100
Earnings per share
Basic earnings per share	$0.27	$0.19	$0.20	$0.07
Diluted earnings per share	$0.26	$0.18	$0.19	$0.07

Weighted average shares outstanding:
Basic	16,981,008	16,541,655	17,115,147	16,613,928
Diluted	17,526,008	16,748,502	17,641,257	16,886,188

Operating income calculation:
Net income	$4,584	$3,070	$3,395	$1,100
Add: provisiton for income tax	3,194	1,832	2,365	670
Add: minority interests	24	23	25	7
Less: changes in equity-method portfolio investments	(2,853)	(817)	(1,985)	(193)
Less: unrealized trading gains/losses and related expenses	258	645	26	668
Operating income	$5,207	$4,753	$3,826	$2,252

Balance sheet data:
Cash and cash equivalents			$34,431	$30,297
Other tangible net assets			24,818	21,240
Tangible net assets			59,249	51,537
Shareholders’ equity			$108,648	$99,210
Per share			$6.16	$5.88

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